Exhibit 23.2
Consent of Independent Certifying Accountant

Consent of Registered Independent Certifying Accountant

We consent to the use of our report dated April 15, 2013 pertaining to our audit of the financial statements of GlyEco, Inc. as of December 31, 2012 and for the year then ended, solely for filing with Company’s Form S-1 to be filed on or about June 27, 2014.

_________________
JORGENSEN & CO.

Lehi, UT
June 27, 2014